UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 3, 2009 (January 29, 2009)
ALLIED HEALTHCARE INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Charter)

1-11570	13-3098275

(Commission File Number)	(IRS Employer Identification Number)
New York

(State or Other Jurisdiction of Incorporation)
245 Park Avenue, New York, New York 10167

(Address of Principal Executive Offices)
(212) 750-0064

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
SIGNATURES

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     (d) On January 29, 2009, the Board of Directors of Allied Healthcare International Inc. (the “Company”), upon the unanimous recommendation of its independent directors, appointed Mark Hanley to the Board of Directors of the Company. The Board of Directors has determined that Mr. Hanley is an independent director (as determined in accordance with the rules of The Nasdaq Stock Market LLC.).
     Certain information regarding Mr. Hanley’s employment history and relationships and transactions with the Company is set forth below.
     Employment History
     Since February 2007, Mr. Hanley has served as the president and chief executive officer of Clinical Research Advantage Inc., a pharmaceutical clinical trials company. From August 2005 until February 2007, he was a consultant to companies in the healthcare industry. From 2000 to August 2005, Mr. Hanley was president and chief executive of O2 Science Acquisition Corporation, a provider of respiratory services. From 1998 to 1999, he was a senior vice president, sales and marketing, of Coram Healthcare Corporation, which provides specialized home infusion therapies and services in the United States and Canada. From 1995 to 1997, Mr. Hanley was an executive director/director of business development of Transworld Healthcare (UK) Limited, a subsidiary of the Company now known as Allied Healthcare Holdings Limited. From 1987 to 1995, he held various positions with Apria Healthcare Group, Inc., a California-based home healthcare company.
     From November 2005 until April 2007, Mr. Hanley served as a member of the Board of Directors of the Company.
     Certain Relationships and Related Transactions
     There has been no transaction or series of transactions since the beginning of the Company’s last fiscal year, nor is there any currently proposed transaction or series of transactions, to which the Company or any of it subsidiaries was or is to be a party in which the amount involved exceeded or is expected to exceed $120,000 and in which Mr. Hanley or any member of his immediate family had or will have a direct or indirect material interest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 3, 2009

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Marvet Abbassi
	Name:	Marvet Abbassi
	Title:	Financial Controller